Exhibit 4.6

DayStar Technologies, Inc.

Subscription Agreement

August 6, 2003

John R. Tuttle, Ph.D., President

DayStar Technologies, Inc.

900 Golden Gate Terrace, Suite A

Grass Valley, CA 95945

1.530.271.5557 • 1.530.271.5558 fax

info@daystartech.com • http://www.daystartech.com

SUBSCRIPTION AGREEMENT

            , 2003

DayStar Technologies, Inc.

900 Golden Gate Terrace, Suite A

Grass Valley, CA 95945

Dear Sirs:

             (“Subscriber”) hereby subscribes for the purchase of that number of Units (as defined below) equal to (i) $300,000 divided by the quantity of (ii)(A) 60% multiplied by (B) the “price to the public” specified for such Units in the final prospectus for such public offering of Units of DayStar Technologies, Inc., a Delaware corporation (the “Company”). By way of example, if the price to the public for the Units is $10.00 per Unit, Subscriber would be purchasing hereunder 50,000 Units ($300,000 divided by 60% of $10). Subscriber is aware that the Company is in the initial stages of conducting an initial public offering of units, with such units expected to consist of common stock of the Company and warrant to purchase common stock of the Company on such terms and conditions as agreed upon between the Company and the managing underwriter. The term “Units” shall mean that security to be sold the managing underwriter of the Company’s initial public offering, or pursuant to the provisions of Section 7(a) below, common stock of the Company, as the case may be.

Subscriber acknowledges and agrees that he understands that the initial public offering may not be concluded and that the terms of the Units have not been determined as of the date hereof. There is no assurance that the Company will able to timely raise any amount of money or secure the financing necessary to continue the Company’s operations. In particular, an initial public offering is partially dependent on factors outside the Company’s control, including market conditions.

Subscriber is delivering the full amount of the total purchase price for the above-stated number of Units, in cash or by cashiers or certified check, or by wire transfer, as full payment for all such Units.

In addition, the Company and Subscriber agree as follows:

1. This Subscription Agreement is irrevocable and may not be withdrawn.

2. This Subscription Agreement is not effective until accepted by the Company. Upon acceptance by the Company, this Subscription Agreement shall constitute a legal and binding obligation on both Subscriber’s part and the part of the Company.

3. The purchase and sale of the Units will take place at the closing (the “Closing”) at such place as the parties shall mutually agree. Upon payment in full of such purchase price, and upon completion of the Company’s initial public offering, the Company shall issue appropriate certificates and warrants for the purchased Units and shall record the ownership on the books of the Company or with the Company’s transfer agent.

4. In connection with the Company’s initial public offering (the “IPO”), the Company shall use reasonable efforts to cause its managing underwriter or underwriters to register the Units purchased by Subscriber hereunder in the Company’s initial public offering. Subscriber acknowledges that specific terms of such registration, if at all, will be subject to negotiation with the managing underwriters, including the possibility of restrictions on timing of sales by the Subscriber by way of lock-up agreements and the like, and that such registration may not occur if in the judgment of the Company’s managing underwriter or underwriters it would not be compatible with the success of the IPO.

SUBSCRIPTION AGREEMENT

DAYSTAR TECHNOLOGIES, INC.

August 6, 2003, PAGE 1

5. Subscriber represents, warrants and covenants to the Company as follows:

a. Subscriber hereby acknowledges receipt of a copy of the DayStar Technologies, Inc. Business Plan or Business Plan Summary. Subscriber understands that the Units have not been registered under the Securities Act of 1933 or any state securities laws (the “Acts”) in reliance upon exemptions available for non-public or limited offerings. Consequently, none of these documents has not been subject to review and comment by the staff of the Securities and Exchange Commission or any state securities regulatory agency.

b. Subscriber has carefully read the DayStar Technologies Business Plan or Business Plan Summary and fully understands all matters set forth therein and in this Subscription Agreement.

c. Subscriber had and continues to have an opportunity (i) to question, and to receive information from, the Officers of the Company concerning this offering and concerning the Company and (ii) to obtain any and all additional information necessary to verify the accuracy of the information contained in the documents received in connection with this offering (any amendments, supplements, or appendices thereto), or any other supplemental information which the Subscriber deems relevant to making an informed investment decision as to participation in the offering, provided that the Company possesses such information or can acquire it without unreasonable effort or expense.

d. Subscriber has sufficient knowledge and experience in business and financial matters in general and is capable of evaluating the risks involved in purchasing the Units.

e. Subscriber is capable of bearing all the economic risks involved in the investment in the Units. Subscriber has adequate means of providing for Subscriber’s current needs and possible personal contingencies, and no need for liquidity of the investment in the Units, and can afford a complete loss of the investment in the Units. Subscriber has no reason to anticipate any change in personal circumstances, financial or otherwise, which may cause or require any sale or transfer by Subscriber of all or part of the Units being purchased by Subscriber.

f. Subscriber understands that Subscriber must be an accredited investor in order to purchase the Units. Attached is a list of criteria for determining whether Subscriber is an “accredited investor” as defined in Regulation D under the Securities Act of 1933. Subscriber has reviewed these criteria and represents and warrants to the Company that Subscriber is an accredited investor meeting one or more of the criteria set forth in the attached definition.

g. Subscriber is purchasing the Units for Subscriber’s own account, for investment and with no view to the resale or distribution thereof.

h. Subscriber understands that Subscriber must bear the economic risk of the investment in the Units for an indefinite period because the Units have not been registered under the Acts and, therefore, is subject to restrictions upon transfer such that it may not be sold or otherwise transferred unless it is registered under the Acts or an exemption from such registration is available. Subscriber understands that, except as provided in Section 4 above, the Company is not under any obligation, and has no present intention, to file a registration statement under the Acts or to comply with any exemptions under the Acts for purposes of any resale. Subscriber shall not assign, sell or make any other disposition of any Units in the absence of an effective registration statement, qualification or other authorization relating thereto under the Acts, or an opinion of qualification or other authorization relating thereto under the Acts, or an opinion of qualified counsel satisfactory to the Company to the effect that the proposed assignment, sale or other disposition of the Units will neither constitute nor result in any violation of the Acts. Subscriber also understands that any transfer or other disposition of the Units is subject to restrictions set forth in the By-Laws of the Company. Any certificates or other documents, which may be issued representing the Units, may be endorsed with a legend concerning these, transfer restrictions.

SUBSCRIPTION AGREEMENT

DAYSTAR TECHNOLOGIES, INC.

August 6, 2003, PAGE 2

i. Subscriber hereby agrees to indemnify and hold harmless the Company from and against any and all loss, damage, liability or expense (including without limitation attorneys’ fees) due to or arising out of any breach of this Subscription Agreement or the inaccuracy on any representation or warranty made by Subscriber in this Subscription Agreement.

j. The representations, warranties and covenants herein contained are made and given by Subscriber to induce the Company to sell and issue the Units to Subscriber, and each representation, warranty and covenant constitutes a material portion of the consideration therefore.

k. Subscriber has full power and authority to execute, deliver and perform this Agreement and to acquire the Units. This Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally.

l. Subscriber understands that the Units have not been registered under the Acts on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Acts pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the Subscriber’s representations set forth herein. Subscriber realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Subscriber has in mind merely acquiring shares of the Units for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Subscriber has no such intention.

6. Rights and duties under this Subscription Agreement may not be assigned or delegated. This Subscription Agreement may only be modified with the written consent of the Company. It shall be governed by and interpreted in accordance with the laws of the State of Delaware.

7. In the event the IPO is not concluded by March 31, 2004, Subscriber may elect to convert this subscription into (a) that number of shares of common stock of the Company equal to (i) $300,000 divided by (ii) the then fair market value of common stock of the Company as determined by the Company’s Board of Directors in good faith; or (b) a promissory note from the Company to Subscriber in the amount of $300,000 due two years from the date of election of the Subscriber under this Section 7 with a simple interest rate of 10%. Subscriber shall make the election under this Section 7 by delivering a written election to the Company at its headquarters in Grass Valley, CA, within 10 days of Subscriber’s receipt of notice, oral or written, from the Company that the IPO will not be concluded. In the absence of the Company’s receipt of notice from Subscriber within the required timeframe, the subscription shall automatically convert into a promissory note pursuant to Section 7(b) which treatment shall be binding on Subscriber and the Company.

8. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

9. All notices, requests, consents and demands shall be in writing and shall be personally delivered (effective upon receipt), mailed, postage prepaid (effective three business days after dispatch), telecopied or telegraphed (effective upon receipt of the telecopy in complete, readable form), or sent via a reputable overnight courier service (effective the following business day), to the Company at:

DayStar Technologies, Inc.

900 Golden Gate Terrace, Suite A

Grass Valley, CA 95945

Attn. John Tuttle, Ph.D.

Fax: (530) 271-5558

SUBSCRIPTION AGREEMENT

DAYSTAR TECHNOLOGIES, INC.

August 6, 2003, PAGE 3

with a copy to:

Tonkon Torp LLP

1600 Pioneer Tower

888 SW Fifth Avenue

Portland, OR 97204

Attn: Sherrill A. Corbett

Fax: (503) 972-3718

or to Subscriber at his address set out on the signature page hereto, or such other address as may be furnished in writing to the other parties hereto.

10. This Agreement and the attachments hereto constitute the entire agreement among the Company and Subscriber with respect to the subject matter hereof. This Agreement supersedes all prior agreements between the parties with respect to the shares purchased hereunder and the subject matter hereof.

11. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

SUBSCRIPTION AGREEMENT

DAYSTAR TECHNOLOGIES, INC.

August 6, 2003, PAGE 4

12. This Agreement may be executed in counterparts, all of which together shall constitute one and the same agreement.

Date:

Signature of Individual Subscriber

Name of Subscriber, which is an entity

By:
(Signature)

Name:

Title:

SUBSCRIBER:
Name (please print)

Address

City	State	Zip

Telephone No.

Social Security No.
or Taxpayer Identification Number

ACCEPTED as to                                                               (             ) Units

DayStar Technologies, Inc.

By: John R. Tuttle
Its: President

SUBSCRIPTION AGREEMENT

DAYSTAR TECHNOLOGIES, INC.

August 6, 2003, PAGE 5

ATTACHMENT TO

SUBSCRIPTION AGREEMENT

OF

DAYSTAR TECHNOLOGIES, INC.

An accredited investor under Regulation D, includes an investor satisfying at least one of the following criteria:

(a) The investor is an individual who has a net worth, individually or jointly with spouse, in excess of $1,000,000 (including personal residences and personal property); or

(b) The investor is an individual who had income, exclusive of that spouse, in excess of $200,000 in each of the two most recent years, or joint income with spouse in excess of $300,000 in each of those two years, and has a reasonable expectation of reaching the same income level in the current year;

(c) An employee benefit plan within the meaning of the Employee Retirement Security Act of 1974 if the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or a registered investment adviser, or, if the employee benefit plan has total assets in excess of $500,000 or, in a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(d) A corporation, a business trust, a partnership, or an organization described in Section 501(c)(3) of the Internal Revenue Code (tax-exempt organization), which is not formed for the specific purpose of acquiring Units and has total assets in excess of $5,000,000;

(e) The investor is (i) a bank or saving and loan association acting in its individual or fiduciary capacity; (ii) a broker or dealer registered under the Securities Exchange Act of 1934; (iii) an insurance company; (iv) an investment company registered under the Investment Company Act of 1940 or a business development company; (v) a Small Business Investment Company licensed by the U.S. Small Business Administration; (vi) a private business development company; or (vii) any trust, with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring Units, whose purchase is directed by a sophisticated person with such knowledge and experience in financial and business matters that the person is capable of evaluating the merits and risks of the prospective investment;

(f) The investor is an entity in which all of the equity owners are accredited investors.

SUBSCRIPTION AGREEMENT

DAYSTAR TECHNOLOGIES, INC.

August 6, 2003, PAGE 6